As filed with the Securities and Exchange Commission on November 4, 2005
     Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933
CORN PRODUCTS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	22-3514823
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
5 WESTBROOK CORPORATE CENTER, WESTCHESTER, ILLINOIS 60154
(Address of principal executive offices)
CORN PRODUCTS INTERNATIONAL, INC. STOCK INCENTIVE PLAN
(Full title of the plan)

MARCIA E. DOANE Vice President, General Counsel and Corporate Secretary
Corn Products International, Inc.	Copies to:
5 Westbrook Corporate Center Westchester, Illinois 60154 (Name and Address of Agent for Service)	JOHN M. O’HARE Sidley Austin Brown & Wood LLP 10 South Dearborn Street Chicago, Illinois 60603

(708) 551-2600 (Telephone Number, Including Area Code, of Agent for Service)	(312) 853-7000
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title Of Securities to be		Offering Price Per	Aggregate Offering	Amount of
Registered	Amount to be Registered	Share	Price	Registration Fee
Common Stock, $.01 par value	1,700,000 shares(1)	$23.60(2)	$40,120,000(2)	$4,723
Preferred Stock Purchase Rights	1,700,000 rights(3)	—(3)	—(3)	—(3)

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein, including a number of shares as may become issuable because of the provisions of the Plan relating to adjustments for changes resulting from stock dividends, stock splits and similar changes.

(2)	Estimated pursuant to Rule 457(h)(1) solely for the purpose of calculating the registration fee. Estimate based on the average of the high and low share prices reported on the New York Stock Exchange for on November 2, 2005.

(3)	Each Preferred Stock Purchase Right represents a right to purchase 1/100 of a share of Series A Junior Participating Preferred Stock, par value $.01 per share. Rights initially are attached to and trade with the shares of Common Stock being registered hereby. Value attributable to such Rights, if any, is reflected in the market price of the Common Stock.

PART I
INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS
ITEM 1. PLAN INFORMATION.*
ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE
               The following documents heretofore filed with the Securities and Exchange Commission (the “Commission”) by Corn Products International, Inc. (the “Company” or the “Corporation”) are incorporated herein by reference:
          (a) The Company’s Annual Report on Form 10-K for the year ended December 31, 2004 filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
          (b) The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005 filed under the Exchange Act;
          (c) The Company’s Current Reports on Form 8-K filed under the Exchange Act with the Commission on March 17, 2005, April 5, 2005, May 19, 2005, May 25, 2005 and September 22, 2005; and
          (d) The description of the common stock, par value $.01 per share, of the Company (the “Common Stock”) which is contained in the Company’s Registration Statement on Form 10/A No. 3 dated December 4, 1997 (File No. 1-13397), and the description of the associated Preferred Stock Purchase Rights, which is contained in the Company’s Registration Statement on Form 8-A/A, filed with the Commission on February 1, 2005 (File No. 1-13397), including any subsequent amendment or report filed for the purpose of updating such descriptions.
               All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents, it being understood that any documents filed by the Company with the Commission pursuant to Item 2.02 or 7.01 of Form 8-K shall not be deemed to be incorporated by reference into this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES
               Not applicable.
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL
               Certain legal matters in connection with the common stock offered hereby will be passed upon for the Company by Marcia E. Doane, an employee of the Company and its Vice President, General Counsel and Corporate Secretary. Ms. Doane participates in the Corn Products International, Inc. Stock Incentive Plan and also owns shares of the Company’s common stock (including shares as part of the Corn Products International, Inc. Retirement Savings Plan and restricted stock) and options to purchase shares of the Company’s common stock.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS
               Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides, in summary, that directors and officers of Delaware corporations such as the Company are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys’ fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided, that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Any such indemnification may be made by the corporation only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct.
               Article VII of the Company’s Amended By-laws entitles officers, directors and controlling persons of the Company to indemnification to the full extent permitted by Section 145 of DGCL, as the same may be supplemented or amended from time to time.
Article VII of the Company’s Amended By-laws provides:
“Indemnification
     Section 1. Each person who was or is made a party to or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he, she, or a person for whom he or she is the legal representative, is or was a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified by the Corporation to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes, penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with such service; provided, however that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding initiated by him or her only if such proceeding was authorized by the Board of Directors, either generally or in the specific instance. The right to indemnification shall include the advancement of expenses incurred in defending any such proceeding in advance of its final disposition in accordance with procedures established from time to time by the Board of Directors; provided, however, that, if the Delaware General Corporation Law so requires, the director, officer or employee shall deliver to the Corporation an undertaking to repay all amounts so advanced if it shall ultimately be determined that he or she is not entitled to be indemnified under this Article or otherwise.
     Section 2. The rights of indemnification provided in this Article shall be in addition to any rights to which any person may otherwise be entitled by law or under any By-law, agreement, vote of stockholders or disinterested directors, or otherwise. Unless otherwise provided when authorized or ratified, such rights shall continue as to any person who has ceased to be a director, officer or employee and shall inure to the benefit of his or her heirs, executors and administrators, and shall be applicable to proceedings commenced after the adoption hereof, whether arising from acts or omissions occurring before or after the adoption hereof.
     Section 3. The Corporation may purchase and maintain insurance to protect any person against any liability or expense asserted against or incurred by such person in connection with any proceeding, whether or not the Corporation would have the power to indemnify such person against such liability or expense by law or under this Article or otherwise. The Corporation may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to insure the payment of such sums as may become necessary to effect indemnification as provided herein.”
               The Company has entered into separate indemnification agreements with directors and officers of the Company, pursuant to which the Company will indemnify such directors and officers to the fullest extent permitted by Delaware law and the Company’s Amended By-laws, as the same may be amended from time to time.
               Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED
               Not applicable.
ITEM 8. EXHIBITS

Exhibit
Number	Description
4(a)	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to the Company’s Registration Statement on Form 10, as amended (File No. 1-13397)).

4(b)	Amended By-laws of the Company (incorporated by reference to the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2000 (File No. 1-13397)).

4(c)	Rights Agreement, amended and restated as of September 9, 2002, between the Company and The Bank of New York, as Rights Agent (incorporated by reference to the

Exhibit
Number	Description
Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2002 (File No. 1-13397)).

4(d)	Corn Products International, Inc. Stock Incentive Plan (incorporated by reference to Appendix B to the Company’s annual Proxy Statement filed under the Exchange Act on March 29, 2005 (File No. 1-13397))

*5	Opinion of Marcia E. Doane, Esq.

*23(a)	Consent of KPMG LLP.

*23(b)	Consent of Marcia E. Doane, Esq. (included in Exhibit 5).

*24	Powers of Attorney.

*	Filed herewith.
ITEM 9. UNDERTAKINGS
               (a) The undersigned registrant hereby undertakes:
               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remained unsold at the termination of the offering.
               (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
               (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
               The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Westchester, State of Illinois, on this 4th day of November 2005.

CORN PRODUCTS INTERNATIONAL, INC.

By: /s/ SAMUEL C. SCOTT III

Samuel C. Scott III
Chairman, President and Chief Executive Officer

               Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 4, 2005.

/s/ SAMUEL C. SCOTT III Samuel C. Scott III	Chairman, President, Chief Executive Officer

/s/ CHERYL K. BEEBE Cheryl K. Beebe	Chief Financial Officer

/s/ ROBIN A. KORNMEYER Robin A. Kornmeyer	Controller

*	Director
Richard J. Almeida

*	Director
Luis Aranguren

*	Director
Guenther E. Greiner

*	Director
Ronald M. Gross

*	Director
Karen L. Hendricks

*	Director
Bernard H. Kastory

*	Director
Gregory Kenny

*	Director
Barbara A. Klein

*	Director
William S. Norman

*	Director
James M. Ringler

* By:	/s/ MARCIA E. DOANE Marcia E. Doane, Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number	Description
4(a)	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to the Company’s Registration Statement on Form 10, as amended (File No. 1-13397)).

4(b)	Amended By-laws of the Company (incorporated by reference to the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2000 (File No. 1-13397)).

4(c)	Rights Agreement, amended and restated as of September 9, 2002, between the Company and The Bank of New York, as Rights Agent (incorporated by reference to the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2002 (File No. 1-13397)).

4(d)	Corn Products International, Inc. Stock Incentive Plan (incorporated by reference to Appendix B to the Company’s annual Proxy Statement filed under the Exchange Act on March 29, 2005 (File No. 1-13397))

*5	Opinion of Marcia E. Doane, Esq.

*23(a)	Consent of KPMG LLP.

*23(b)	Consent of Marcia E. Doane, Esq. (included in Exhibit 5).

*24	Powers of Attorney.

*	Filed herewith.